EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42068) of The Goldman Sachs Group, Inc. of our report dated May 22, 2007 relating to the financial statements of the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
May 23, 2007